Exhibit 21.1
Nordstrom, Inc. and Subsidiaries
Significant Subsidiaries of the Registrant
As of and for the fiscal year ended January 28, 2023

Name of Subsidiary	Jurisdiction of Incorporation
Nordstrom International Limited[1]	Washington
Nordstrom Card Services, Inc.	Delaware
1 As of January 28, 2023, Nordstrom International Limited included the Company's investment in Nordstrom Canada. On March 2, 2023, Nordstrom Canada commenced a wind-down of its business operations. See Note 15: Subsequent Events in Item 8 of the 2022 Annual Report on Form 10-K for further detail on this subsequent event.